Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contacts:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN ANNOUNCES EXTENSION OF DRUG DISCOVERY COLLABORATION
Denver, Colorado, July 11, 2006 – Myogen, Inc. (NASDAQ: MYOG) today announced a two year extension of its research collaboration with Novartis for the discovery and development of novel drugs for the treatment of heart muscle disease.
Under the extension of the collaboration, which began in September 2003, Novartis will provide research funding through October 2008 in exchange for rights to license compounds developed under the collaboration. The agreement includes milestone payments and royalty payments on sales of products that are successfully commercialized. Upon the completion of Phase 2 clinical trials of product candidates that Novartis has licensed under the collaboration, Myogen has an option to enter into a co-promotion and profit sharing agreement in the cardiac field in certain markets, subject to Myogen reimbursing Novartis for certain costs incurred through the completion of Phase 2 trials as well as a commensurate portion of future development and marketing costs and the elimination of the associated royalty. To date, Myogen has achieved three research milestones under the existing collaboration. In addition, a related collaboration was added in 2005 to include Myogen’s histone deacetylase inhibitor program in the field of heart disease.
“We are delighted with the progress made to date under our collaboration agreement and we are pleased to extend the collaboration for an additional two years,” said Richard Gorczynski, Ph.D., Senior Vice President, Research & Development, of Myogen, Inc. “We believe our research programs have significant potential therapeutic value. Through this collaboration, we have an exciting opportunity to advance the discovery and development of novel small molecule compounds for treatment of cardiac diseases.”
About Myogen
Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension (PAH) and darusentan for the treatment of patients with resistant hypertension. Myogen, in collaboration with Novartis, conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to the potential to discover collaboration targets and small molecule development candidates through Myogen’s discovery research program and Myogen’s collaboration with Novartis. Actual results could differ materially from those projected and Myogen cautions investors not to place undue reliance on the forward-looking statements contained in this release.
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Among other things, Myogen’s operating loss may increase and its development program may be delayed if Novartis terminates all or a portion of the collaboration prior to October 2008, as is allowed under the terms of the agreement, or if Novartis or Myogen elect not to renew the research collaboration in the future. In addition, Myogen’s results may be affected by competition from other pharmaceutical and biotechnology companies, Myogen’s ability to successfully develop and market its current products, difficulties or delays in its clinical trials, regulatory developments involving current and future products and, its effectiveness at managing its financial resources. The discovery research program and the company’s collaboration with Novartis may not succeed in identifying additional therapeutic targets, product candidates or products. If the company’s product candidates, including ambrisentan and darusentan, do not meet the safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the company will not be able to market them. If the company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen may not ever have any products that generate significant revenue.
Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2005 and Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen does not undertake any obligation to update any forward-looking statements contained in the anticipated presentation as a result of new information, future events or otherwise. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release or the presentation. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected.
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